Literary Marketing Rights Agreement between:

Richard Smitten

AND

Smitten Press:  Local Lore and Legends, Inc.

Dated:  June 30, 2003

As amended and restated as of the above date: Richard Smitten grants Smitten
Press: Local Lore and Legends, Inc. a perpetual exclusive right to market local lore and legend magazines written or developed or to be written or developed by or through Mr. Smitten, and all rights and business plans associated therewith, including the following:

         Local lore and legends will be used as the center core idea to develop a group of 10-20 page illustrated magazines that describe in both words and pictures and in specific detail the basic story that surrounds a particular myth or legend in a particular local geographic area. We will begin with stories surrounding the local lore and legends that permeate the New Orleans culture. This concept of local lore and legends is expandable on a national basis and can include the local lore and legends of many different locations, concentrating initially on tourist destinations such as Tampa FL, St. Augustine FL, Miami FL, Pensacola FL, Savannah GA, Charleston SC, New York, NY, Chicago IL, San Francisco CA, and Palm Springs CA.

         There will be five magazines to each rack. The racks can be placed on top of each other in a modular design to accommodate ten magazines or more. The magazines will be placed into the various locations on a consignment basis and paid for weekly

An outline of the first series of 5 magazines centered in New Orleans is attached as Exhibit A. These 5 magazines are as follows:

         Book 1 - Andrew Jackson and the Battle of New Orleans-
                  "Gentlemen, the British are below the city! We mist fight them tonight."

         Book 2 - History of Slavery in New Orleans Slavery during the 16 th to 18th centuries

         Book 3 - The Legend of Marie Laveau
                  Voodoo Queen of New Orleans

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         Book 4 - The Story of Mardi Gras "Mardi Gras Indians are secretive because only certain people participated in masking -- people with questionable character. In the old day, the Indians were violent; Indians would meet on Mardi Gras, it was a day to settle scores."

         Book 5 - Jean Lafitte-Famous Pirate and Hero of the Battle of New
                  Orleans "He left a corsair "s name to other times; Linked one virtue to a thousand crimes."

         -- Lord Byron

Consideration:  10,250,000 shares of common stock

Agreed to and signed  /s/  Richard Smitten

Date  June 2003

Agreed to and signed  /s/ Richard Smitten on behalf of

Smitten Press:  Local Lore and Legends, Inc.

Date:  June 2003